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Media Contact:             Leon L. Judd
                           (219) 273-7631

Analyst/Investor Contact:  Joseph A. Rainis
                           (219) 273-7158



                      NATIONAL STEEL ANNOUNCES TERMINATION
                        OF ITS VICE PRESIDENT - FINANCE


Mishawaka, IN, December 15, 1997 -- National Steel Corporation (NYSE: NS) announced today that its Board of Directors has approved the termination of Mr. Carl M. Apel as Vice President - Finance. This action was taken in connection with the previously reported ongoing inquiry by the Audit Committee of the Board of Directors into certain accounting and financial reporting matters, which resulted in the restatements announced in the Company's third quarter 1997 Form 10-Q. To date, the inquiry has not identified any additional accounting matters which require adjustment. Mr. Apel had held the position of Vice President - Finance since April 1997, and served the Company in other capacities since 1986.

Mr. Michael D. Gibbons, earlier named Acting Chief Financial Officer while the Company conducts a search to fill the position on a permanent basis, remains the Company's acting senior financial officer.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,500 people. Visit National Steel's website at: www.nationalsteel.com.